Pricing supplement No. 1701B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated February 25, 2013; Rule 424(b)(2)
$4,496,000 Digital Plus Securities Linked to the EURO STOXX 50® Index due March 1, 2016
The securities are designed for investors who seek a return at maturity linked to the performance of the EURO STOXX 50® Index (the “Underlying”). If the Final Level is greater than the Leverage Starting Level (which is equal to 108.00% of the Initial Level), you will receive at maturity your initial investment plus a return equal to the sum of the Digital Return of 8.00% and a Leveraged Return of 130.00% of the appreciation of the Underlying in excess of the Digital Return of 8.00%. If the Final Level is equal to or less than the Leverage Starting Level but greater than or equal to the Trigger Level (which is equal to 75.00% of the Initial Level), you will receive your initial investment plus the Digital Return of 8.00% at maturity. However, if the Final Level is less than the Trigger Level, you will lose 1.00% of your initial investment for every 1.00% the Final Level is less than the Initial Level. The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their investment in the securities if the Final Level is less than the Trigger Level. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	February 25, 2013
Issue Date	February 28, 2013
Final Valuation Date†	February 25, 2016
Maturity Date†	March 1, 2016
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlying	EURO STOXX 50® Index (Ticker: SX5E)
Issue Price	100% of the Face Amount
Upside Leverage Factor	130.00%
Trigger Level	1,988.90, equal to 75.00% of the Initial Level
Leverage Starting Level	2,864.01, equal to 108.00% of the Initial Level
Leveraged Return:	(Underlying Return – Digital Return) x Upside Leverage Factor
Digital Return	8.00%
Underlying Return	Final Level – Initial Level Initial Level
Initial Level	2,651.86, the closing level of the Underlying on the Trade Date
Final Level	The closing level of the Underlying on the Final Valuation Date
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RBP7
ISIN	US25152RBP73
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	EURO STOXX 50® Index (Ticker: SX5E)
Issue Price:	100% of the Face Amount
Payment at Maturity:
• If the Final Level is greater than the Leverage Starting Level, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + $1,000 x (Leveraged Return  + Digital Return)
• If the Final Level is equal to or less than the Leverage Starting Level but greater than or equal to the Trigger Level, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Digital Return)
• If the Final Level is less than the Trigger Level, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities, calculated as follows.
$1,000 + ($1,000 x Underlying Return)
You will lose a significant portion or all of your initial investment at maturity if the Final Level is less than the Trigger Level. Any Payment at Maturity is subject to the credit of the Issuer.

Upside Leverage Factor:	130.00%
Trigger Level:	1,988.90, equal to 75.00% of the Initial Level
Leverage Starting Level:	2,864.01, equal to 108.00% of the Initial Level
Leveraged Return:	(Underlying Return – Digital Return) x Upside Leverage Factor
Digital Return:	8.00%
Underlying Return:	Final Level – Initial Level Initial Level
Initial Level:	2,651.86, the closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Final Valuation Date
Trade Date:	February 25, 2013
Issue Date:	February 28, 2013
Final Valuation Date†:	February 25, 2016
Maturity Date†:	March 1, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RBP7
ISIN:	US25152RBP73
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$4,496,000.00	$112,400.00	$4,383,600.00
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,496,000.00	$613.25

February 25, 2013

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement B dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity, Assuming a Range of Performances for the Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Underlying from -100.00% to +100.00% and assumes an Initial Level of 2,700.00,  a Leverage Starting Level of 2,916.00 (equal to 108.00% of the Initial Level), a Trigger Level of 2,025.00 (equal to 75.00% of the Initial Level) and reflects the Upside Leverage Factor of 130.00%. The actual Initial Level, Leverage Starting Level and Trigger Level are set forth on the cover page of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Underlying Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities
5,400.00	100.00%	$ 2,276.00	127.60%
5,130.00	90.00%	$ 2,146.00	114.60%
4,860.00	80.00%	$ 2,016.00	101.60%
4,590.00	70.00%	$ 1,886.00	88.60%
4,320.00	60.00%	$ 1,756.00	75.60%
4,050.00	50.00%	$ 1,626.00	62.60%
3,780.00	40.00%	$ 1,496.00	49.60%
3,510.00	30.00%	$ 1,366.00	36.60%
3,240.00	20.00%	$ 1,236.00	23.60%
2,970.00	10.00%	$ 1,106.00	10.60%
2,916.27	8.01%	$ 1,080.13	8.01%
2,916.00	8.00%	$1,080.00	8.00%
2,835.00	5.00%	$1,080.00	8.00%
2,767.50	2.50%	$1,080.00	8.00%
2,700.00	0.00%	$1,080.00	8.00%
2,565.00	-5.00%	$1,080.00	8.00%
2,430.00	-10.00%	$1,080.00	8.00%
2,160.00	-20.00%	$1,080.00	8.00%
2,025.00	-25.00%	$1,080.00	8.00%
1,890.00	-30.00%	$700.00	-30.00%
1,620.00	-40.00%	$600.00	-40.00%
1,350.00	-50.00%	$500.00	-50.00%
1,080.00	-60.00%	$400.00	-60.00%
810.00	-70.00%	$300.00	-70.00%
540.00	-80.00%	$200.00	-80.00%
270.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

 Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Underlying increases 20.00% from the Initial Level of 2,700.00 to the Final Level of 3,240.00. Because the Final Level of 3,240.00 is greater than the Leverage Starting Level of 2,916.00, the investor will receive its initial investment plus a return equal to the sum of the Leveraged Return of 15.60% and the Digital Return of 8.00%, resulting in a Payment at Maturity of $1,236.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x [((20.00% - 8.00%) x 130.00%) + 8.00%]= $1,236.00

Example 2: The level of the Underlying increases 5.00% from the Initial Level of 2,700.00 to the Final Level of 2,835.00. Because the Final Level of 2,835.00 is less than the Leverage Starting Level of 2,916.00 but greater than the Trigger Level of 2,025.00, the investor will receive its initial investment plus the Digital Return of 8.00%, resulting in a Payment at Maturity of $1,080.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 8.00%) = $1,080.00

Example 3: The level of the Underlying decreases 10.00% from the Initial Level of 2,700.00 to the Final Level of 2,430.00. Because the Final Level is greater than the Trigger Level of 2,025.00, even though the Final Level of 2,430.00 is less than the Initial Level of 2,700.00, the investor will still receive its initial investment plus the Digital Return of 8.00%, resulting in a Payment at Maturity of $1,080.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 8.00%) = $1,080.00

Example 4: The level of the Underlying decreases 40.00% from the Initial Level of 2,700.00 to the Final Level of 1,620.00. Because the Final Level of 1,620.00 is less than the Trigger Level of 2,025.00, the investor will lose 1.00% of its initial investment for every 1.00% the Final Level is less than the Initial Level, resulting in a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The securities provide the opportunity to receive enhanced returns if the Final Level is greater than the Leverage Starting Level (which is equal to 108.00% of the Initial Level). In this case, you will receive at maturity your initial investment plus a return equal to the sum of the Digital Return of 8.00% and a Leveraged Return equal to the product of the Upside Leverage Factor of 130.00%  and the amount of the Underlying Return in excess of the Digital Return of 8.00%. You will receive the benefit of the Upside Leverage Factor only if the Final Level is greater than the Leverage Starting Level and the Upside Leverage Factor will only apply to any appreciation of the Underlying above the Digital Return. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — The payment at maturity of the Face Amount of the securities plus the Digital Return of 8.00% is protected against a decline of up to 25.00% in the closing level of the Underlying as measured from the Initial Level to the Final Level, subject to our ability to pay our obligations as they become due.  If the closing level of the Underlying declines by more than 25.00% from the Trade Date to the Final Valuation Date and as a result the Final Level is less than the Trigger Level, you will be fully exposed to the negative Underlying Return and will lose a significant portion or all of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THE EURO STOXX 50® INDEX — The return on the securities, which may be positive, zero or negative, is linked to the performance of the EURO STOXX 50® Index. The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Dow Jones EURO STOXX 50® Index. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying or any of the component stocks included in the Underlying. In addition to those selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative, and if the Underlying Return is negative, whether the Final Level is less than the Trigger Level.  If the Final Level is less than the Trigger Level, you will lose 1.00% of the Face Amount of your securities for each 1.00% that the Final Level is less than the Initial Level.  Accordingly, you will lose a significant portion or all of your investment in the securities.  The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE UPSIDE LEVERAGE FACTOR APPLIES ONLY IF THE FINAL LEVEL IS GREATER THAN THE LEVERAGE STARTING LEVEL — The Upside Leverage Factor will apply only if the Final Level is greater than the Leverage Starting Level and will only apply to any appreciation of the Underlying above the Digital Return. If the Final Level is equal to or less than the Leverage Starting Level, you will receive no more than your initial investment plus the Digital Return of 8.00%. Furthermore, you could lose a significant portion or all of your initial investment if the Final Level is less than the Trigger Level.

•	THE DIGITAL RETURN APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, the return you realize may be less than the Digital Return even if the Final Level is greater than or equal to the Trigger Level. You can receive the full benefit of the Digital Return only if you hold the securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks of the Underlying would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the payment due on the Maturity Date owed to you under the terms of the securities.

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THE UNDERLYING RETURN WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR — The Underlying is composed of stocks denominated in foreign currencies. However, the value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Underlying are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

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THE SECURITIES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — The Underlying includes component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Underlying are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.  Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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WE ARE ONE OF THE COMPANIES THAT MAKE UP THE EURO STOXX 50®  INDEX — We are one of the companies that make up the Underlying. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Underlying. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Underlying, or your securities. None of the other companies represented in the Underlying will be involved in the offering of the securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES —  While we expect that, generally, the level of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the composition of the Underlying;

•	the dividend rate on the component stocks of the Underlying;

•	economic, financial, political, regulatory or judicial events that affect the Underlying or stock markets generally;

•	interest rates and yields in the market generally and in the markets of the component stocks of the Underlying;

•	the time remaining to the maturity of the securities;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Level of the Underlying and Payment at Maturity based on the closing level of the Underlying. The calculation agent can postpone the determination of the closing level of the Underlying if a market disruption event occurs on the Final Valuation Date. There can be no assurance that any determinations made by the calculation agent will not adversely affect the value of the securities. Because determinations by Deutsche Bank AG as the calculation agent for the securities may adversely affect the securities, potential conflicts of interest exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the daily closing levels of the Underlying from February 25, 2008  through February 25, 2013. The closing level of the Underlying on February 25, 2013 was 2,651.86. We obtained the closing levels of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.